                      SARA LEE CORPORATION AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                           (in millions, except ratios)             EXHIBIT 12.1

                                                                             Thirty-Nine Weeks Ended
                                                                      --------------------------------------

                                                                        March 27,               March 28,
                                                                           1999    (1)             1998     (2)
                                                                      -------------          ---------------
Fixed charges:

   Interest expense                                                    $       173            $         164

   Interest portion of rental expense                                           50                       47
                                                                      -------------          ---------------

   Total fixed charges before capitalized interest                             223                      211

   Capitalized interest                                                          5                       10
                                                                      -------------          ---------------

      Total fixed charges                                              $       228            $         221
                                                                      -------------          ---------------
                                                                      -------------          ---------------




Earnings available for fixed charges:

   Income (loss) before income taxes                                   $     1,268            $        (883)

   Less undistributed income in minority-owned companies                        (4)                      (5)

   Add minority interest in majority-owned subsidiaries                         23                       20

   Add amortization of capitalized interest                                     17                       16

   Add fixed charges before capitalized interest                               223                      211
                                                                      -------------          ---------------

      Total earnings (losses) available for fixed charges              $     1,527            $        (641)
                                                                      -------------          ---------------
                                                                      -------------          ---------------


Ratio of earnings (losses) to fixed charges                                    6.7                     (2.9)
                                                                      -------------          ---------------
                                                                      -------------          ---------------

(1) In the second quarter of fiscal 1999, the Corporation recorded a pretax charge of $76 million in connection with a voluntary recall of certain of its packaged meat products.

     In the first quarter of fiscal 1999, the Corporation recorded a pretax gain of $137 million in connection with the sale of its international tobacco operations.

(2) In the second quarter of fiscal 1998, the Corporation recorded a pretax charge of $2.0 billion in connection with various restructuring actions.


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